GTECH
                   Bruce Turner Q1 FY05 Conference Call Script
                               Final-21 June 2004

Slide 3 Thanks for joining us, everyone. We will hear a detailed discussion of the financial results from Jaymin in just a moment, but first, I would like to give you my own perspective on GTECH's performance in Q1.

Slide 4 It was a quarter of continued progress at GTECH, with our financial, operational, and strategic plans all moving forward as expected. Both revenue and earnings were in line with our expectations, and we continued to see steady growth in same-store sales. In fact, the first quarter was our eighth consecutive quarter of meaningful growth in same-store sales.

          Two other key factors contributing to our results were new contracts and acquisitions. We successfully launched the on-line games in Tennessee in April ... and we closed on our acquisitions of both Spielo and Leeward Islands Lottery Holding Company, or LILHCo.in the last month of the quarter. The integration of both is proceeding according to plan.

          The LILHCo. acquisition is a good example of one kind of growth opportunity we are pursuing in the lottery vertical. With GTECH's global scale and efficient operational model, we can acquire a business like LILHCo., integrate it with our existing operations, and run it much more efficiently and profitably than its previous owners.

          At the same time, it enables us to broaden our presence in the marketplace. In addition to the four new service customers LILHCo. brings to the mix, they also hold licenses to operate lotteries in four other jurisdictions. This is important because, as a license holder, we gain greater control over new game role out, distribution channels, and add-on services. And that means we have greater freedom to drive new growth.

          There were several other growth opportunities we pursued in the first quarter - in all three of our vertical markets.

          In the lottery vertical, we scored a significant strategic win in Virginia when we were chosen to provide instant ticket vending machines, along with ticket warehousing and distribution, in partnership with Oberthur Gaming Technologies. This win strengthens our position as the largest global provider of comprehensive
          value-based  instant  ticket  management   services.

          The seven-year contract with Virginia, which calls for 500 ITVMs initially, is our third ITVM win since we closed on the Interlott acquisition. This validates, once again, the value of this important growth acquisition.

          ITVMs are a key growth vehicle for GTECH, as are sophisticated new technologies such as the secure, wireless handheld lottery terminals we introduced in Spain last year. Equipped with text-to-speech capabilities, these terminals have made it possible for thousands of visually-impaired lottery retailers in Spain to sell online tickets.

          Earlier this month, ONCE, the $3 billion-dollar lottery operated by the Spanish Organization for the Blind, demonstrated its confidence in GTECH's technology by ordering another 7,000 of the handheld terminals. By the end of this year, there will be as many as 14,000 of them in use. We expect this sale to generate about $11 million dollars in revenue to GTECH.

          New games are also driving new growth. Recently, we launched our new monitor game, HotTrax, at 50 locations throughout Rhode Island. While it has only been a few weeks, early results show a net increase in sales of approximately 20 % in locations that also offer Keno.

          We also recently launched e-scratch in Kansas. Our initial offering consists of 16 different instant games that can be purchased at traditional retail outlets and played on the Internet. With the launch now behind us, we have shifted our focus to enhancing our content offerings and promoting the games in conjunction with our customer.

          Hot Trax and e-scratch are just two of several initiatives that will help drive continued growth in same-store sales. Others include the development of new instant on-line games along the lines of Extra and Bingo, as well as branded games, beginning with the Monopoly brand we recently licensed from Hasbro. We currently have Monopoly-themed games under development for several distribution channels including traditional on-line terminals, self-service terminals and on-line instants or e-scratch.

          Amid these successes, we did experience one disappointment last quarter when Loteria Electronica of Puerto Rico opted to go with another vendor for its new online lottery system at the expiration of our current contract in March of 2005. Based on what we have read in the press, we are frankly at a loss to understand this decision, since we feel very strongly that GTECH offered a better solution at a better price. In an effort to understand the rationale behind the decision, we filed a petition with the courts to obtain a copy of the evaluation report, which was withheld by the lottery.

          We also requested - and were granted - a stay of contract negotiations between the lottery and the apparent successful vendor until the court's questions were addressed.

          In granting the stay, the courts also ordered the lottery to provide a rationale for their decision within 10 days. We now await the court's decision. We will keep you informed as soon as we hear anything.

          Finally, Mexico has decided to throw out all bids on its upcoming lottery contract because of technicalities. We have challenged that decision and are currently awaiting the outcome of that initiative. In the meantime, as the incumbent lottery vendor, we will continue to operate the lottery under our existing contract.

          Looking ahead to the rest of this fiscal year, we will see several contracts come up for re-bid, including Barbados and Missouri. We are also actively pursuing new lottery opportunities in Thailand and Germany ... a new multi-channel interactive opportunity in Ireland ... self-service terminals in Massachusetts ... and several government permitting opportunities, including an on-line system for hunting and fishing licenses in Kansas.

          In Brazil, we are working cooperatively with our customer, Caixa, to expand the reach and services of their lottery and commercial transaction processing networks. In that regard we continue to have discussions around the resolution of legal disputes concerning future RFP's, our current contractual relationship, and GTECH's future technology pathways.

          As of the filing of our 10-K statement, we had not been provided a copy of the civil suit brought by federal prosecutors in Brazil. However, having now had an opportunity to review the filing, we believe that the Company has good and adequate defenses in this matter
          - and we intend to pursue them vigorously.

          There have been no new developments relative to the recommendations made by a federal prosecutor involving a present and a former GTECH employee. I would only remind you that the intersection of the political and judicial systems in Brazil is complex. We continue to closely monitor the situation.

          As I have told you in our previous discussions, we are taking appropriate actions to satisfy ourselves that proper procedures were followed. The preliminary results of our internal investigation, which is about 95% complete, have not uncovered any instance of wrongdoing by GTECH. Based on what we have learned to date, we firmly believe that the actions of our company were proper and appropriate.

          Despite these challenges and distractions, our relationship with Caixa is stable and growing with a clear eye towards the future. Let me assure you that we remain committed to maintaining a strong presence in Brazil, now and in the future.

          Now, I would like to turn our attention to gaming solutions.

          Since closing on Spielo in April, we have been focused on integrating its operations with ours and working to improve the performance of its VLTs in New York. As most of you know, their performance out of the gate was slower than we had hoped. We are currently adjusting the game content in an effort to improve their net win per machine.

          It is also important to note that racetracks at Yonkers and Aqueduct have not yet commenced operations. When they do, we expect these tracks to have a significant, positive effect on our overall performance.

          Over the long-term, out goal is to be number one or number two in all participation markets and we will work tirelessly to achieve that goal.

          As far as new opportunities are concerned, several US states are moving closer to approving VLT legislation - including Michigan, Pennsylvania and Maryland - and we are keeping a watchful eye on them. We are also actively pursuing a number of VLT opportunities in Europe and Latin America.

          Today, our primary focus within gaming solutions is on expansion within the government-sponsored VLT space. However, we continue to evaluate opportunities in the commercial markets as well.

          Finally, we also saw progress in our third vertical, commercial services, in the last quarter. If you recall, we launched the sale of prepaid cell phone services at several hundred retail locations in Poland through the PolCard network in December. We have since expanded that service offering to more than 2,000 locations and we are adding approximately 500 new retailers each month. To date, we have processed more than 100,000 pre-paid transactions, and we have seen steady growth in sales each month, which suggests that this will be a successful product line for us.

          In July, we will begin offering bill payment services over that network. And by year-end, we expect to offer both pre-paid cell phone and bill payment services at more than 5,000 retail locations throughout Poland.

          In addition, credit card usage in Poland is increasing at a significant rate. During the first quarter of this year, PolCard processed 21 million transactions, reflecting a 22% increase over the first quarter of last year. All of this serves to reinforce our strategy of acquiring anchor networks in emerging markets and then expanding by adding incremental commercial and government services and transactions.

          As we have said in the past, the key to all of these growth opportunities is our continued investment in Enterprise Series. We believe that by strengthening our technological leadership and investing in new business opportunities, we will drive the next phase of value creation for our shareholders.

          In fact, our growth-related capital expenditures in the first quarter exceeded the total growth investments for last fiscal year. And we have committed in excess of $440 million dollars for the full fiscal year.

          This, combined with growth-related capital expenditures in fiscal 2004, is more than two times the total growth investments for the previous eight years combined.

Slide 5 Having said that, I hasten to add that we will continue to balance our investing activities with the return of cash to our shareholders. To that end, on May 14th, our Board of Directors authorized a $100 million-dollar open-market share repurchase program. Since then, we have repurchased approximately 545 thousand shares of GTECH stock at a cost of approximately $28 million dollars. We also paid a quarterly dividend of approximately $10 million dollars at the end of April.

          Finally, in recognition of the continued strength of the core business and the opportunities for growth within each of the markets we serve, the GTECH Board of Directors recently authorized a 2-for-1 stock split in the form of a stock dividend, which will be distributed to shareholders of record on July 1st.

          Besides reflecting our commitment to enhancing shareholder value ... and our continued confidence in the Company's outlook ... we also believe this stock split will improve our liquidity and make GTECH more attractive to individual investors.

          Now here is Jaymin to take a closer look at the financials. Jaymin?

          [JAYMIN SPEAKS]

          CLOSING REMARKS

          If there are no further questions, let me quickly summarize. We are pleased with GTECH's first-quarter results and we believe we are on track to achieve our financial targets for the full fiscal year. Our management team remains focused on optimizing our current businesses while identifying and evaluating new growth opportunities to achieve our long-term goals.

          Our next conference call is scheduled for September. In the meantime, I hope you and your families all get a chance to enjoy the summer. We look forward to talking with you then. Thank you.

                                      GTECH
                                FY'05 Q1 Earnings
                             Conference Call Script
                              Final - 21 June 2004


          Jaymin: Thank you Bruce. Good morning, everyone.

Slide 6 I would like to start by reviewing GTECH's first-quarter performance. As Bruce mentioned, we are pleased with the continued improvement in the underlying performance of the business ... particularly with the strength of same store sales.

          Service revenues in the first quarter increased approximately thirty million dollars ($30M) or more than thirteen percent (13%), driven by a number of factors.

          A closer review of the underlying dynamics of the business will help to illustrate what those key drivers were. Let's start with a review of lottery service revenues. In the U.S., same store lottery sales increased approximately six percent (6.0%), driven by the introduction of new games such as HotTrax in Rhode Island, eScratch in Kansas, and Bingo in Minnesota, as well as the marketing efforts of our customers.

          We also benefited from the launch of our new service contract in Tennessee, strong jackpot activity and the impact of the Interlott acquisition.

          The increase in lottery service revenues was partially offset by contractual rate changes, resulting in domestic service revenues of one hundred and twenty-eight million dollars ($128M), up approximately six percent (6%) over the first quarter of last fiscal year.

          International same store lottery sales grew by approximately four percent (4%) on a constant currency basis, reflecting the addition of new games, such as EuroMillions in the UK, and expanded distribution channels, including Keno in Beijing. Factoring in the recognition of deferred revenue from Taiwan, contractual rate changes, the favorable impact of foreign exchange rates, and the acquisition of LILHCo., our international lottery service revenues increased by approximately fifteen percent (15%), to ninety-eight million dollars ($98M).

          Total service revenues included approximately six million dollars ($6M) of service revenue from gaming solutions, up approximately one point four million dollars ($1.4M) over the same period last year. This was driven by the addition of new VLTs in Rhode Island and the acquisition of Spielo.

          We also recorded approximately twenty million dollars ($20M) of service revenue from commercial transaction processing, up approximately eight million dollars ($8M) over the same period last year. This increase was due primarily to the acquisition of PolCard, which contributed seven million dollars ($7M) in the quarter.

          Slide 7 Product sales in the first quarter were twenty-seven million dollars ($27M). This includes the sale of terminals to Belgium, and instant ticket vending machines for Pennsylvania.

          Gross profit increased thirteen million dollars ($13M) or twelve percent (12%) quarter-over-quarter.

          Service gross profit increased approximately nine million dollars ($9M). This was primarily the result of an increase in same store sales, partially offset by the impact of higher depreciation and amortization.

          Product sale margins were higher than anticipated, due to changes in the product mix.

          Operating expenses for the quarter were approximately forty-one million dollars ($41M), or fourteen point five percent (14.5%) of total revenue.

          The three point four million dollar ($3.4M) increase in SG&A was driven primarily by the consolidation of acquisitions and increased activities in new business development.

          This was partially offset by lower research and development expenses, primarily due to the timing of development initiatives.

          The   strength  in  revenues   drove   operating   income   growth  of
          approximately eleven million dollars ($11M) or sixteen percent (16%).

          In other income, we recorded a one-time, pre-tax gain of approximately eleven million dollars ($11M) from the sale of our interest in
          Harrington Raceway in Delaware. This was partially offset by approximately eight hundred thousand dollars ($800K) of net charges associated with the early retirement of the remainder our 2007 private placement notes.

          The growth in operating income, combined with the net one-time gain I just mentioned, drove our net income up by thirteen million dollars ($13M) or thirty one percent (31%).

          Diluted   earnings  per  share  increased   twelve  cents  ($0.12)  or
          approximately eighteen percent (18%), to eighty cents ($0.80) per share despite a twelve percent (12%) increase in our diluted share count.

          This increase in weighted average shares outstanding reflects the impact of our convertible bonds, which have been convertible into equity since May first of 2003.

          Excluding the net impact of the one-time events I just mentioned, fully diluted earnings per share were approximately seventy-one cents ($0.71), compared to sixty-eight cents ($0.68) per share in the first quarter of last year.

Slide 8 During the quarter, we generated approximately eighty-six million dollars ($86M) in cash flows from operations. This financed fifty-four million dollars ($54M) of investments in contract assets.

          We also invested approximately one hundred and ninety-three million dollars ($193M) in the acquisitions of Spielo and LILHCo. In addition, during the quarter, we paid our quarterly cash dividend of ten million dollars ($10M) and we accelerated our return of cash to shareholders via the share repurchase program. As Bruce pointed out, we repurchased a total of five hundred and forty-five thousand shares (545K) of our stock at a cost of approximately twenty-eight million dollars ($28M).

          At the end of the quarter, we had cash and short term investment balances of approximately seventy-two million dollars ($72M).

Slide 9 During the quarter, average capital employed grew by over four hundred million dollars ($400M), or 58%, and we generated returns on capital employed of nineteen point four percent (19.4%). In view of the pace of capital investment, we have been able to maintain returns on the overall portfolio at more than two times (2x) our weighted average cost of capital.

Slide 10 Those are the key financial highlights of our first quarter. Now I would like to turn our attention to the outlook for fiscal year 2005.

          As Bruce pointed out, this morning we announced our plans for a two-for-one (2-for-1) stock split. As that split will not be effective until the end of July, the guidance I am about to provide will be stated on a pre-split basis.

          Based upon our current outlook, we continue to expect total revenue growth in the range of twenty to twenty-one percent (20% - 21%), with service revenue growth in the range of seven to nine percent (7% - 9%), based on the following assumptions and factors:

                    1) Same store sales growth of four to six percent (4% - 6%),

                    2) The net effect of contract wins and contractual rate changes,

                    3) Fluctuations of foreign currency against the US Dollar, and

                    4) The impact of the recently announced acquisitions.


          We expect product sales in the range of two hundred and ten to two hundred and twenty million dollars ($210M - $220M).

          We expect service margins in the range of forty-one to forty-three percent (41% - 43%) and product margins in the range of thirty-six to thirty-eight percent (36% to 38%).

          We currently expect operating expenses to be in the range of fourteen point five to fifteen percent (14.5% to 15%) of total revenue, reflecting our ongoing plan to accelerate the level of research and development activities in an effort to maintain our competitive momentum.

          With respect to our tax rate, we now believe that the effective tax rate for this fiscal year will be thirty six percent (36%), or one percent (1%) lower than the thirty-seven percent (37%) we reported in the first quarter. This is due primarily to the change in the composition of our revenues and profits as a result of our recent acquisitions of non-US-based companies.

          We expect the thirty-six percent (36%) tax rate to take effect in the second half (2nd 1/2) of the year. Hence, the tax rate for the second quarter (Q2) will be comparable to the first quarter (Q1) rate of thirty-seven percent (37%).

          Based upon this outlook, we now believe that diluted earnings per share will be in the range of three dollars and five cents to three dollars and fifteen cents ($3.05 to $3.15) per share for fiscal year 2005, assuming a fully diluted share count of sixty seven point six million (67.6M) shares. This estimate includes the impact of the net one-time gain recorded in the first quarter. In view of our performance in the first quarter, we are now comfortable with the higher end of the full-year earnings range.

          In fiscal year 2005, we plan to invest between five hundred and fifty and five hundred and seventy million dollars ($550M - $570M), including the recently completed acquisitions. This investing activity will be funded by cash from operations and existing cash balances.

Slide 11 Now let's look at the outlook for our second quarter, which ends August 28th.

          We expect service revenues to increase seven to nine percent (7% - 9%) quarter over quarter.

          We expect product sales to be in the range of eighty to ninety million dollars ($80M - $90M). This includes the sale of lottery terminals to Belgium, ONCE and STL in Spain, and a video lottery central system sale to Sweden.

          We expect service margins to be in the range of forty to forty-two percent (40% to 42%) and product margins in the range of thirty-eight to forty percent (38% to 40%). Finally, we expect earnings per share to be in the range of seventy-five to eighty cents ($0.75 to $0.80) per share, assuming a fully diluted share count of sixty-seven point six million shares (67.6M). This compares to the seventy-four cents ($0.74) per share we reported in the second quarter of fiscal year 2004.

          To summarize ... we continue to be encouraged by the positive trends we have been seeing in the business. We are pleased with the strength of our core business, we are excited about the opportunities our new acquisitions offer - - - and based on our current outlook, we are confident we can achieve our goals and objectives in fiscal 2005 and beyond.

Slide 12 Thank you for your attention. Now Bruce and I would be happy to answer any questions that you may have.